Exhibit 99.1

MARKETAXESS COMPLETES ACQUISITION OF XTRAKTER

Appoints Robert Urtheil Head of Europe and Asia

London – Tuesday 5 March, 2013—MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European corporate bonds, emerging markets bonds and other types of fixed-income securities, has completed its previously announced acquisition of Xtrakter Limited, a leading provider of regulatory transaction reporting, financial market data and trade matching services to the European securities markets.

In addition, MarketAxess has appointed Robert Urtheil as head of its European and Asian businesses.

Mr. Urtheil joins from Oliver Wyman, a leading global management consulting firm, where he was a Partner and Global Head of the firm’s market-leading Market Infrastructure practice. Previously, he spent 10 years at Deutsche Börse Group, most recently as Head of Market Development and Strategy.

Rick McVey, Chief Executive Officer of MarketAxess, said: “We are pleased to finalize this acquisition and excited about the opportunities created by the combination of the two companies. Robert’s appointment also reinforces our commitment to the continued expansion of our European and Asian businesses. He has extensive experience in the global exchange and market structure space, along with a deep understanding of fixed-income market dynamics. We look forward to working with Robert and the team at Xtrakter to deliver innovative fixed income trading and data solutions to the European investor and broker-dealer communities.”

Robert Urtheil added: “Together, MarketAxess and Xtrakter are uniquely placed to take advantage of the broad-reaching changes taking place in the fixed income markets. Incoming regulations present new and significant opportunities across the region. The combination of extensive market and reference data, a broad suite of protocols for trade execution and robust post-trade services mean that MarketAxess and Xtrakter can offer dealers and investors a full suite of valuable tools to help manage their fixed income trading and investment risk.”

MarketAxess’ acquisition of Xtrakter from Euroclear was completed on 28 February, 2013 following approval from the UK Financial Services Authority. The purchase price is £25.3 million (approximately $38.5 million), net of acquired cash.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,000 investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, European bonds, high yield and emerging markets bonds, agency bonds, asset-backed and preferred securities and credit default swaps. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients.

MarketAxess maintains its headquarters in New York and has offices in London, Chicago, Salt Lake City, Hong Kong, Singapore and São Paulo. For more information, please visit www.marketaxess.com.

About Xtrakter

Xtrakter is a leading provider of capital market data, trade matching and regulatory reporting services to the global securities market. In 2012 Xtrakter processed 1.19 billion of transactions on behalf of its user community. Xtrakter provides capital market firms with information to assist them in conducting net asset valuations, mark-to-market calculations, fixed-income portfolio mapping, liquidity and volume modeling, as well as reference data population updates. It also provides a wide range of pricing data for approximately 53,000 international securities and internationally traded government bonds, as well as securities reference data for over 300,000 government bonds, corporate bonds, medium-term notes and private derivative issues. Xtrakter is the operator of TRAX, a leading trade matching and reporting system.

Xtrakter is based in London and was originally established in 1985. Acquired by MarketAxess in 2013, Xtrakter is a wholly owned subsidiary of MarketAxess Holdings Inc. For more information, please visit www.xtrakter.com.

MarketAxess contacts

Media

Florencia Panizza

+1 212 813 6029

fpanizza@marketaxess.com

or

MHP Communications

Andrew Nicolls

+44 20 3128 8581

Andrew.nicolls@mhpc.com

Investors

Tony DeLise

+1 212 813 6017

tdelise@marketaxess.com